As filed with the Securities and Exchange Commission on February 7, 2005.

Registration 333-118782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITRON, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1011792
(State of Incorporation)	(I.R.S. Employer Identification Number)

2818 North Sullivan Road

Spokane, Washington 99216-1897

(509) 924-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell N. Fairbanks, Jr.

Vice President and General Counsel

Itron, Inc.

2818 N. Sullivan Road, Spokane, Washington 99216-1897

(509) 924-9900

(Name, address and telephone number, including area code, of agent for service)

See Table of Additional Registrants

Copy to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800, Seattle, Washington 98101-3099

(206) 583-8888

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number (EIN)	Primary Standard Industrial Classification Code Number (SIC)	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office
Itron International, Inc.	Washington	91-1738883	3663	2818 North Sullivan Road Spokane, WA 99216

Itron Engineering Services, Inc.	Washington	03-0509518	3663	2818 North Sullivan Road Spokane, WA 99216

EMD Holding, Inc.	Washington	48-1273508	3663	2818 North Sullivan Road Spokane, WA 99216

Itron Electricity Metering, Inc.	Delaware	58-2209907	3663	2818 North Sullivan Road Spokane, WA 99216

The information in this Prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 7, 2005

PRELIMINARY PROSPECTUS

$125,000,000

Itron, Inc.

OFFER TO EXCHANGE

7 3/4% Senior Subordinated Notes due 2012

that have been registered under the Securities Act of 1933, as amended for any and all of its outstanding

7 3/4% Senior Subordinated Notes due 2012

that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended

Itron, Inc. a Washington corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $125 million in aggregate principal amount of its 7 3/4% senior subordinated notes due 2012, which we refer to as the “exchange notes,” for the same principal amount of its outstanding 7 3/4% senior subordinated notes due 2012, which we refer to as the “original notes.” The original notes and the exchange notes will be unsecured obligations and are and will be subordinated to all of our existing and future senior indebtedness and other liabilities and those of subsidiary guarantors.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidation damages. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see “Description of Notes.”

The exchange offer will expire at 5:00 p.m. New York City time, on             , 2005, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restriction and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended, or the Securities Act. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes. We do not intend to apply for listing of either the original notes or the exchange notes on any exchange or market.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 180 days following the consummation of the exchange offer in connection with resales of exchange notes received in exchange for notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, for a period of 180 days following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes. See “Plan of Distribution.”

Investing in the exchange notes involves certain risks. Please read “ Risk Factors” beginning on page 8 of this prospectus.

This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about             , 2005.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge. Any person, including any beneficial owners, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Itron, Inc.

2818 North Sullivan Road

Spokane, Washington 99216-1897

(509) 924-9900

Attn: Investor Relations

To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

PROSPECTUS SUMMARY

This summary highlights information about our business and this offering. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including the additional documents to which we refer you, before making an investment decision. You should carefully consider, among other things, the matters discussed in “Risk Factors.” Unless otherwise noted or required by the context, in this prospectus, “we,” “our,” “us” and “Itron” refer to Itron, Inc. and its consolidated subsidiaries, including Itron Electricity Metering, Inc., or “IEM,” which consists of (a) the electricity meter manufacturing and sales operations in the United States acquired from Schlumberger Limited, or “Schlumberger” and (b) the electricity meter operations of certain foreign affiliates acquired from Schlumberger in Canada, Mexico, Taiwan and France.

The Company

Itron is a leading technology provider and source of knowledge for creating, collecting, analyzing and applying critical data about electric, gas and water usage to the global energy and water industries. We deliver value to our customers by providing industry-leading solutions for electricity metering, meter data collection, energy and water information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, web-based workforce automation, commercial and industrial (C&I) customer care and residential energy and water management.

We have provided handheld computer meter data collection systems used by meter readers since Itron’s founding in 1977 and automatic meter reading (AMR) since 1986. On July 1, 2004, we completed the acquisition of Schlumberger’s electricity metering business, founded in 1899, which included electricity meter manufacturing and sales operations in the United States (U.S.) and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. As a result of this acquisition, we are now one of the leading manufacturers of electricity meters in the U.S. and Canada.

Our vision is to provide energy and water utilities and end-users with the knowledge they require to optimize the delivery and use of energy and water. Our products and services help reduce costs, increase efficiency and reliability, reduce risk, enhance regulatory and safety compliance, optimize asset utilization and improve customer service. Our solutions are comprised of hardware, software and services that integrate the creation, measurement, collection, management, application and forecasting of data, providing a platform for utilities to share and apply critical knowledge throughout the utility and with other market participants, including end-users. Our three operating segments are Hardware Solutions-Electricity Metering, Hardware Solutions-Meter Data Collection and Software Solutions.

Our portfolio of solutions includes:

•	Hardware Solutions-Electricity Meters. We offer a diverse range of residential, C&I, and generation, transmission and distribution, or GT&D, meters.

•	Hardware Solutions Meter Data Collection. Our handheld systems capture and store data from meters as meter readers walk their routes. Our AMR product line for residential meters primarily involves the use of radio communications technology to collect and transmit meter data from electricity, gas and water meters.

•	Software Solutions. We provide software applications for commercial, industrial and residential meter data collection, workforce management, energy and water meter data management and knowledge applications. In addition to software, we offer professional services for the implementation, system testing and integration of software as well as training, maintenance and software hosting.

Our principal executive offices are located at 2818 North Sullivan Road, Spokane, Washington 99216. Our telephone number is (509) 924-9900.

SUMMARY OF THE EXCHANGE OFFER

In May 2004, we completed a private offering of the original notes. We received aggregate proceeds, before discount, expenses and commissions, of $125 million from the sale of the original notes.

In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchaser of the original notes in which we agreed to use best efforts to deliver to you this prospectus to commence the exchange offer for the original notes within 120 days of their issuance. In the exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms as the original notes. The exchange notes will be accepted for clearance through The Depository Trust Company, or the DTC, and Clearstream Banking SA, or Clearstream, or Euroclear Bank S.A.N.V., as operator of the Euroclear System, or Euroclear, with a new CUSIP and ISIN number and common code. You should read the discussions under the headings “The Exchange Offer,” “Book-Entry”; “Delivery and Form” and “Description of Notes,” respectively, for more information about the exchange offer and exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer

We are offering to exchange up to $125 million principal amount of the exchange notes for up to $125 million principal amount of the original notes. Original notes may only be exchanged in $1,000 increments.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes promptly after the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time, on             , 2005, unless we decide to extend the expiration date. Please read “The Exchange Offer – Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration date.

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept original notes for exchange:

•	if the exchange offer would be unlawful or would violate any interpretation of the SEC staff, or

•	if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered. Please read “The Exchange Offer – Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes

If your original notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirement of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owner

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer – Guaranteed Delivery Procedures” if any of the following apply:

•	you wish to tender your original notes but they are not immediately available;

•	you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

Resales

Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in “Plan of Distribution,” a broker-dealer may use this prospectus for any offer to resell, resale or other retransfer of the exchange notes.

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes. Please see “United States Federal Income Tax Considerations.”

Registration Rights

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original notes. Please see “Description of Notes – Registration Rights; Liquidated Damages” for more information regarding your rights as a holder of the original notes.

THE EXCHANGE AGENT

We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. As described in more detail under the caption “The Exchange Offer – Procedures for Tendering, “ if you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Deliver to: Deutsche Bank Trust Company Americas

By Hand:	By Registered or Certified Mail:	By Overnight Mail or Courier between 8 a.m. and 4:30 p.m.:

Deutsche Bank Trust Co. Americas C/O The Depository Trust Clearing Corp. 55 Water Street, 1st Floor Jeanette Park Entrance New York, New York 10041 Information: (800) 735-7777	DB Services Tennessee, Inc Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737 Facsimile Transmissions: (615) 835-3701.

DB Services Tennessee, Inc.

Corporate Trust & Agency Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

To Confirm by Telephone or for Information:

(615) 835-3572

Attn: Shalini Kumar

DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

THE EXCHANGE NOTES

The form and terms of the exchange notes to be issued in the exchange offer are substantially identical to the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for liquidated damages if we fail to perform our registration obligations with respect to the original notes and, with limited exceptions, will not be entitled to registration rights under the Securities Act. The exchange notes will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indenture.

Issuer	Itron, Inc.

Notes Offered	$125,000,000 in aggregate principal amount of 7 3/4 % Senior Subordinated Notes due 2012.

Maturity Date	May 15, 2012.

Interest Payment Dates	May 15 and November 15 of each year, commencing November 15, 2004.

Guarantees	Our obligations under the notes are unconditionally guaranteed, jointly and severally, by certain of our existing and future domestic subsidiaries.

Ranking

The notes and the guarantees are unsecured senior subordinated obligations. They rank behind all of our and the guarantors’ current and future indebtedness other than trade payables, except indebtedness that expressly provides that it is not senior to the notes and the guarantees. As of September 30, 2004, the notes and the guarantees were subordinated to $178.7 million of senior debt and $31.7 million was available for borrowing as additional senior debt under our senior credit facility.

Optional Redemption	We may, at our option, redeem some or all of the notes at any time on or after May 15, 2008, at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, at any time prior to May 15, 2007, we may on any one or more occasions redeem up to 35% of the notes with the proceeds of certain sales of our equity at the redemption price listed under “Description of Notes—Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.

Mandatory Repurchase Offer

If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the notes at the prices listed under “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale lease-back transactions;

•	merge or consolidate; and

•	transfer or sell assets.

For more details, see “Description of Notes—Certain Covenants.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before purchasing the notes offered pursuant to this prospectus. The risks described below are not the only risks facing us. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our business operations. In such case, you may lose all or part of your original investment.

Risks Relating to this Exchange Offer

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

The exchange notes will not be listed on any exchange or market. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

Risks relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared with our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our senior credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture will not fully prohibit us or our subsidiaries from doing so. As of September 30, 2004, our senior credit facility permitted additional borrowings of up to $31.7 million under that facility, and all of those borrowings would rank senior to the notes and the guarantees. If new debt is added to our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

The indenture for the notes and our senior credit facility restrict our ability and the ability of most of our subsidiaries to take certain actions.

The senior credit facility and the indenture for the notes, among other things, limit our ability and the ability of our Restricted Subsidiaries, as defined in “Description of Notes” to, among other things:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	redeem or repurchase capital stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale lease-back transactions;

•	merge or consolidate; and

•	transfer or sell assets.

Our senior credit facility also contains other customary covenants, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our senior credit facility depends on satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

Our failure to comply with obligations under the indenture for the notes or the senior credit facility may result in an event of default under the indenture or the senior credit facility. A default, if not cured or waived, may permit acceleration of our indebtedness. We cannot be certain that we will have funds available to remedy any such defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors’ existing indebtedness and possibly to all their future borrowings.

The notes and the guarantees of the notes rank behind all of our and the subsidiary guarantors’ existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain nonpayment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantor subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

As of September 30, 2004, the notes and the subsidiary guarantees were subordinated to $178.7 million of senior debt and $31.7 million was available for borrowing as additional senior debt under our senior credit facility. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Your right to receive payments on the notes could be adversely affected if one or more of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some but not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of September 30, 2004, the notes were junior to $15.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. There are no direct borrowings available to those subsidiaries under our senior credit facility. Our non-guarantor subsidiaries generated 5% of our consolidated revenues in the nine months ended September 30, 2004 and held 10% of our consolidated assets as of September 30, 2004.

We may not have the ability to raise the funds necessary to finance the change of control offer that may be required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See “Description of Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Risks Relating to Our Business

We are dependent on the utility industry, which has experienced volatility.

We derive substantially all of our revenues from sales of products and services to the utility industry. Purchases of our products may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates and general economic downturns. We have experienced and may in the future experience variability in operating results, on both an annual and a quarterly basis as a result of these factors.

Sales cycles with customers in the utility industry, both domestic and foreign, are generally long and unpredictable due to customers’ budgeting, purchasing and regulatory processes that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility.

Our quarterly results may fluctuate substantially.

While Itron was profitable in fiscal years 2001, 2002 and 2003, we have experienced operating losses in some quarters during those periods and in prior periods. We may be unable to maintain consistent profitability on a quarterly or annual basis. We have experienced variability of quarterly results and believe our quarterly results will continue to fluctuate as a result of size and timing of significant customer orders, acquisitions, including IPR&D and intangible amortization expenses, legal activity, estimates for warranty, restructuring charges, Federal Communications Commission, or FCC, or other governmental actions, the gain or loss of significant customers, timing and levels of new product developments, shifts in product or sales channel mix, increased competition and pricing pressure, and general economic conditions affecting enterprise spending for the energy industry.

A significant portion of our revenues are generated from a limited number of customers.

Historically, our revenues have been concentrated with a limited number of customers which change over time. From time to time, we are dependent on large, multi-year contracts that are subject to cancellation or rescheduling by our customers. Cancellation or postponement of one or more of these significant contracts could have a material adverse effect on us. For example, in 2003, we had a large electric utility reschedule approximately $8 million of shipments booked for 2003 to 2004 due to the utility’s need to divert capital spending in order to rebuild critical infrastructure as a result of damage caused by extreme, unplanned weather conditions. In addition, if a large customer contract is not replaced upon its expiration with a new large contract, our business could be negatively affected.

Our acquisitions of and investments in third parties carry risks.

Acquisitions and investments, including our acquisition of IEM, involve numerous risks such as the diversion of senior management’s attention, unsuccessful integration of the acquired entity’s personnel, operations, technologies and products, lack of market acceptance of new services and technologies, or a shift in industry dynamics that negatively impacts the forecasted demand for the new products. Impairment of an investment or goodwill and intangible assets may result if these risks materialize. These risks are inherent in our acquisition of IEM, which is our largest acquisition to date. There can be no assurances that an acquired business, including IEM, will perform as expected or generate significant revenues or profits. In addition, acquisitions may involve the assumption of obligations or significant one-time write-offs. For example, in the fourth quarter of 2003, we incurred pre-tax charges totaling $2.4 million for the write-off of a minority investment in one company and the impairment of our minority investment in another company due to changes in the business conditions of those companies. In order to finance any future acquisitions, we may need to raise additional funds through public or private financings.

Itron and IEM have no combined operating history, and there can be no assurance that we will be able to successfully integrate IEM’s operations with those of Itron.

Prior to our acquisition of IEM, IEM has been operated independently of Itron, and there can be no assurance that we will be able to integrate the operations of IEM successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. There can be no assurance that our management group will be able to manage the combined entity effectively or to implement successfully our acquisition and internal growth operating strategies. Our inability to integrate IEM successfully could have a material adverse effect on our business, financial condition and results of operations.

We depend on our ability to develop new products.

We have made, and expect to continue to make, substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products. This product development will require continued investment in order to maintain our market position. We may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Finally, we may not achieve market acceptance of our new products and solutions.

We are facing increasing competition.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have or may have substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In connection with this Acquisition, in order to obtain Federal Trade Commission (FTC) clearance, we were required by the FTC to license certain of our existing electric meter module and other AMR technology to a competing third party. As such, we entered into a licensing agreement with Hunt Technologies (Hunt) in Pequot Lakes, Minnesota, which became effective July 1, 2004, upon closing of the IEM acquisition. The license agreement includes some of our electric meter module and certain other technology. We cannot be certain that this agreement will not materially impact our future sales growth at some point. Other companies may also produce products that are equal or superior to our products, which could reduce our market share, reduce our overall sales, and require us to invest additional funds in new technology development. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are affected by availability and regulation of radio spectrum.

A significant number of our products use radio spectrum and in the United States are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. If we are unable to modify our products to meet such requirements, we could experience delays in completing such modifications, or the cost of such modifications could have a material adverse effect on our future financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. The unlicensed frequencies are also frequently the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. If the unlicensed frequencies become unacceptably crowded or restrictive or subject to changed rules governing their use, and no additional frequencies are allocated, our business could be materially adversely affected.

We are also subject to regulatory requirements in international markets that vary by country. To the extent we wish to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and power specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those countries.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties my assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property, or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot assure you that we will be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

We may face warranty exposure that exceeds our reserves.

We provide product warranties for varying lengths of time. In anticipation of such expenses, we establish allowances for the estimated liability associated with product warranties and product-failure related costs. However, these warranty and related product-failure costs allowances may be inadequate, and we may incur additional warranty and related expenses in the future with respect to new or established products. For example, in the fourth quarter of 2003, we made an $8.6 million adjustment to a previous warranty estimate for a specific product that resulted from a defective component provided by a supplier.

Our key manufacturing facilities are concentrated.

A substantial portion of our revenues are derived from the sale of electricity meters, which we manufacture in our facility in Oconee, South Carolina, and from the sale of AMR meter modules, which we manufacture in our facility in Waseca, Minnesota. In the event of a significant interruption in production at either of our manufacturing facilities, considerable time and effort could be required to establish alternative production lines, which would have a material adverse effect on our business, financial condition and results of operation.

A number of key personnel are critical to the success of our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel in all disciplines. The loss of one or more of these personnel and the inability to attract and retain qualified replacements could have a material adverse effect on our business.

We depend on certain key vendors.

Certain of our products, subassemblies and system components are procured from limited sources. Our reliance on such limited sources involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, we depend on one contract manufacturing vendor for a large portion of our low-volume manufacturing business and all of our repair services for our domestic handheld meter reading units. If that vendor should become unable to perform its responsibilities, our operations could be materially disrupted.

We are subject to international business uncertainties.

We conduct operations outside the United States. We will face increased exposure to risks related to international business operations with the Acquisition as we expand our international business operations to include operations in Taiwan, Mexico and France. International sales and operations may be subject to risks such as the imposition of government controls, political instability, restrictions on the import or export of critical technology, currency exchange rate fluctuations, adverse tax burdens, availability of qualified third-party financing, generally longer collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers, burdens of complying with different permitting standards and a wide variety of foreign laws, and obstacles to the repatriation of earnings and cash. Fluctuations in the value of the U.S. dollar impact our ability to compete with international competitors. International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our products or technology to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition, and results of operations.

We are subject to regulatory compliance.

We are subject to various governmental regulations related to occupational safety and health, labor, and wage practices as well as regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations, or other actions, which could materially and adversely affect our business, financial condition and results of operations.

We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws, regulations and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In the ordinary course of our business, like that of other companies engaged in similar businesses, we use metals, solvents and similar materials, which are stored on site. The waste created by use of these materials is transported off-site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations require generators of waste to take remedial actions at the off-site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

Additionally, with respect to our Oconee, South Carolina facility, certain environmental remedial activities are required pursuant to a consent agreement between SchlumbergerSema, Inc and the South Carolina Department of Health and Environmental Control. The consent agreement requires SchlumbergerSema to investigate and remediate groundwater contamination and all releases of any hazardous waste or hazardous constituents that present an actual or potential threat to human health and the environment. Under the terms of the Acquisition, Schlumberger Technology Corporation (STC), a wholly owned subsidiary of Schlumberger, agreed to complete all remedial obligations associated with the consent agreement. Further, STC agreed to indemnify us for all costs incurred as a result of any releases and generation or transportation of hazardous materials prior to the Acquisition. Although we expect STC to comply with the terms of the consent agreement and the Acquisition, there is a risk that such remediation will interfere with our future use of the Oconee property or that, if STC did not comply, the remediation responsibility would transfer to us. For further discussion of the Acquisition and the related environmental indemnities, see “The Acquisition.”

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements concerning our operations, economic performance, revenues, earnings, cost reductions programs and other items. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under “Prospectus Summary,” “Business” and elsewhere regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor the guarantors of the notes nor the initial purchaser undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

You should read carefully the factors described in the section entitled “Risk Factors” of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

PRIVATE PLACEMENT

We issued $125 million in principal amount of the original notes dated as of May 10, 2004 to the initial purchaser of those notes and received proceeds that after deducting the discount, expenses and commissions represented an aggregate of $124.1 million in net proceeds. We issued the original notes to the initial purchaser in a transaction exempt from or not subject to registration under the Securities Act. The initial purchaser then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for years indicated.

	September 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratios:
Earnings to fixed charges	1.3	4.4	5.7	4.6	2.2	—
Deficit of earnings to fixed charges (in thousands)	n/a	n/a	n/a	n/a	n/a	(94,036)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost and the portion of rental expense that management believes is representative of the interest component of rental expense.

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents, and capitalization at September 30, 2004

As of September 30, 2004
Cash and cash equivalents	$11,324

11,324
New senior credit facility
Revolving credit facility (1)	—
Term loan	174,538

Total senior debt	174,538
Senior subordinated notes	124,114
Other debt (2)	4,214

Total debt	302,866
Total shareholders’ equity	185,559

Total capitalization	$488,425

(1)	The revolving credit facility provides for borrowings of up to $55.0 million. At September 30, 2004 there were no amounts outstanding under the revolving credit facility, and there were outstanding letters of credit of approximately $23.3 million, leaving $31.7 million available for additional borrowings thereunder.
(2)	Represents outsourcing project financing debt and capital leases.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information as of and for each of the five years in the period ended December 31, 2003 are derived from our audited consolidated financial statements. The selected historical consolidated financial information as of and for each of the nine month periods ended September 30, 2004 and 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004 or for any other future period. This financial information should be read in conjunction with the financial information included in the documents incorporated by reference into this prospectus, including the financial statements and the related notes included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 filed February 7, 2005 and our Quarterly Reports on Form 10-Q/A for the nine month periods ended September 30, 2004 and 2003, respectively, filed February 7, 2005.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except per share data)
Statements of Operations Data
Revenues
Sales	$230,358	$204,530	$273,783	$241,158	$183,425	$141,899	$147,128
Service	37,390	32,458	43,182	43,684	42,130	38,042	46,284

Total revenues	267,748	236,988	316,965	284,842	225,555	179,941	193,412
Cost of revenues	152,133	121,244	173,411	152,573	127,696	109,092	202,640

Gross profit (loss)	115,615	115,744	143,554	132,269	97,859	70,849	(9,228)
Operating expenses
Sales and marketing	31,971	30,961	36,673	30,603	24,952	19,902	24,536
Product development	32,669	31,774	43,017	36,780	30,000	21,331	26,764
General and administrative	24,479	20,743	28,944	26,653	16,780	18,389	14,205
Amortization of intangibles	11,271	7,044	9,618	2,356	1,486	1,762	1,986
Restructurings	4,005	2,208	2,208	3,135	(1,219)	(185)	16,686
In-process research and development	—	900	900	7,200	—	—	—
Litigation accrual	—	500	500	7,400	—	—	—

Total operating expenses	104,395	94,130	121,860	114,127	71,999	61,199	84,177

Operating income (loss)	11,220	21,614	21,694	18,142	25,860	9,650	(93,405)
Other income (expense)
Equity in affiliates	13	162	79	126	(616)	1,069	(600)
Interest income	152	265	159	1,187	1,410	1,110	—
Interest expense	(8,162)	(2,217)	(2,638)	(2,061)	(5,112)	(5,313)	(6,585)
Other income (expense), net	(487)	422	(1,395)	1,465	(176)	2,022	5,954

Total other income (expense)	(8,484)	(1,368)	(3,795)	717	(4,494)	(1,112)	(1,231)

Income (loss) before income taxes and cumulative effect of change in accounting principle	2,736	20,246	17,899	18,859	21,366	8,538	(94,636)
Income tax (provision) benefit	(986)	(8,129)	(7,421)	(10,176)	(7,916)	(3,270)	26,040

Net income (loss) before cumulative effect of change in accounting principle	1,750	12,117	10,478	8,683	13,450	5,268	(68,596)
Cumulative effect of change in accounting principle, net of income taxes of $1,581	—	—	—	—	—	(2,562)	—

Net income (loss)	$1,750	$12,117	$10,478	$8,683	$13,450	$2,706	$(68,596)

Earnings Per Share
Basic
Income (loss) before cumulative effect	$0.08	$0.60	$0.51	$0.45	$0.86	$0.35	$(4.62)
Cumulative effect	—	—	—	—	—	(0.17)	—

Basic net income (loss) per share	$0.08	$0.60	$0.51	$0.45	$0.86	$0.18	$(4.62)

Diluted
Income (loss) before cumulative effect	$0.08	$0.56	$0.48	$0.41	$0.75	$0.34	$(4.62)
Cumulative effect	—	—	—	—	—	(0.17)	—

Diluted net income (loss) per share	$0.08	$0.56	$0.48	$0.41	$0.75	$0.18	$(4.62)

Weighted average number of shares outstanding
Basic	20,827	20,364	20,413	19,262	15,639	15,180	14,851
Diluted	22,005	21,699	21,740	21,380	18,834	15,385	14,851

Balance Sheet Data
Working capital	$92,532	$23,710	$(1,846)	$51,036	$66,646	$45,340	$44,261
Total assets	569,295	298,760	303,489	247,246	202,691	177,231	192,079
Total debt	302,866	46,614	52,269	5,453	64,484	65,446	74,998
Shareholders’ equity	185,559	178,837	177,244	161,601	76,052	52,092	47,526

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchaser of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We also agreed to use our best efforts to have the SEC declare that registration statement effective by November 6, 2004. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the “exchange offer.”

Resale of Exchange Notes

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you acquire such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities.

If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations of the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes and with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $125 million principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

•	will remain outstanding,

•	will continue to accrue interest, and

•	will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “The Exchange Offer—Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless at our sole discretion we extend the offer.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “The Exchange Offer — Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

•	to extend the exchange offer,

•	to delay accepting for exchange any original notes, or

•	to terminate the exchange offer.

We will give oral or written notice of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution,” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of the original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

To complete a physical tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

•	deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “The Exchange Agent” prior to the expiration date.

To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

•	make appropriate arrangements to register ownership of the original notes in your name, or

•	obtain a properly completed bond power from the registered holder of your original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “The Exchange Offer — Withdrawal of Tenders” guaranteed by an eligible institution unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the original notes. An eligible institution must guarantee that signature.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent’s account at DTC, and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged

If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act;

•	you are not our affiliate, as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “The Exchange Agent,” or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes,

•	be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

•	specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under “The Exchange Offer — Procedures for Tendering” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees And Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes,

•	fees and expenses of the exchange agent and the trustee,

•	accounting and legal fees,

•	printing costs, and

•	related fees and expenses.

Transfer Taxes

If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered,

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. We have no obligation to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the discounted principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the cost associated with the exchange offer as debt issuance cost to be amortized over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Itron” refers only to Itron, Inc. and not to any of its subsidiaries.

The notes were issued under indenture between the Guarantors and Deutsche Bank Trust Company Americas, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act.

The following description is a summary of the material provisions of the indenture and registration rights agreement under which the notes were issued. Because this is only a summary, it is not complete and does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Itron;

•	will be subordinated in right of payment to all existing and future Senior Debt of Itron;

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of Itron; and

•	will be unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

The notes will be guaranteed by all of Itron’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

At September 30, 2004, Itron and the Guarantors had total Senior Debt of approximately $178.7 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantor subsidiaries generated 95% of our consolidated revenues in the nine months ended September 30, 2004 and held 90% of our consolidated assets as of September 30, 2004.

As of the date of the indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Itron issued $125.0 million in aggregate principal amount of notes on May 10, 2004. Itron may issue additional notes from time to time in the future. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes are in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2012.

Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2004. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Itron will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Itron, Itron will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Itron elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Itron may change the paying agent or registrar without prior notice to the holders of the notes, and Itron or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Itron may require a Holder to pay any taxes and fees required by law or permitted by the indenture. Itron is not required to transfer or exchange any Note selected for redemption. Also, Itron is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Governing Law

The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of Washington.

Subsidiary Guarantees

The notes will be guaranteed by each of Itron’s current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Itron or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Itron or a Restricted Subsidiary of Itron, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Itron or a Restricted Subsidiary of Itron, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Itron designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

The payment of principal, interest and premium and Liquidated Damages and other amounts, if any, on or in respect of the notes will be subordinated to the prior payment in full in cash of all Senior Debt of Itron, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest, fees, expense reimbursements, indemnities and other Obligations in respect of Senior Debt accruing or incurred after the commencement of any Bankruptcy or Insolvency Proceeding (as defined below) at the rate or on the amount specified in the applicable Senior Debt, in each case whether or not a claim therefore is allowed, allowable or enforceable in such Bankruptcy or Insolvency Proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of Itron:

(1) in a liquidation or dissolution of Itron;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Itron or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Itron’s assets and liabilities (each such event referred to in clauses (1) through (4) above, a “Bankruptcy or Insolvency Proceeding”).

Itron also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any Designated Senior Debt that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Itron or the holders of any Designated Senior Debt.

Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when the payment is prohibited by these subordination provisions, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the written request of the holders of Senior Debt or their representative, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their representative.

Itron must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Itron, holders of notes may recover less ratably than creditors of Itron who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Itron. See “Risk Factors—Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings.”

Optional Redemption

At any time prior to May 15, 2007, Itron may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Itron and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On or after May 15, 2008 Itron may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on any of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	103.875%
2009	101.938%
2010 and thereafter	100.000%

Except pursuant to the preceding paragraph, the notes will not be redeemable at Itron’s option prior to May 15, 2008. Unless Itron defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Itron is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Itron to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Itron will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Itron will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Itron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Itron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Itron will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount in cash equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Itron.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Itron will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Itron will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Itron to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Itron repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Itron will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Itron and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Itron and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Itron to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Itron and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Itron will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Itron (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Itron or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Itron’s most recent consolidated balance sheet, of Itron or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary negotiation agreement that releases Itron or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Itron or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Itron or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Itron (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Itron;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Itron may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Itron will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Itron may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Itron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Itron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Itron’s outstanding Senior Debt, including the Credit Agreement, currently prohibit Itron from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Itron would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Itron becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Itron is prohibited from purchasing notes, Itron could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Itron does not obtain such a consent or repay such borrowings, Itron will remain prohibited from purchasing notes. In such case, Itron’s resulting failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Itron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Itron’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Itron or any of its Restricted Subsidiaries) or to the direct or indirect holders of Itron’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Itron or to Itron or a Restricted Subsidiary of Itron);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Itron) any Equity Interests of Itron or any direct or indirect parent of Itron;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Itron or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among Itron and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) Itron would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Itron and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Itron for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Itron’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Itron since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Itron (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Itron that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Itron); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of Itron designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Itron’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 50% of any dividends received by Itron or a Restricted Subsidiary of Itron that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Itron, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Itron for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Itron) of, Equity Interests of Itron (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Itron; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of Itron or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Itron to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Itron or any Restricted Subsidiary of Itron held by any current or former officer, director or employee of Itron or any of its Restricted Subsidiaries (a) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or (b) upon the death, disability or termination of employment of such officer, director or employee; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period, with any unused amounts in any twelve-month period being available to be utilized in subsequent twelve-month periods only to the extent the aggregate price paid for all such Equity Interests does not exceed $3.0 million in any such subsequent twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Itron or any Restricted Subsidiary of Itron issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Itron or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Itron whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Itron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Itron will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Itron may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Itron’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Itron and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Itron and its Restricted Subsidiaries thereunder) not to exceed $240.0 million less the aggregate amount of all Net

Proceeds of Asset Sales applied by Itron or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) the incurrence by Itron and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Itron and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Itron or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Itron or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

(5) the incurrence by Itron or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14) or (15) of this paragraph;

(6) the incurrence by Itron or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Itron and any of its Restricted Subsidiaries; provided, however, that:

(a) if Itron or any Guarantor is the obligor on such Indebtedness and the payee is not Itron or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Itron, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Itron or a Restricted Subsidiary of Itron and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Itron or a Restricted Subsidiary of Itron;

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Itron or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Itron’s Restricted Subsidiaries to Itron or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Itron or a Restricted Subsidiary of Itron; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Itron or a Restricted Subsidiary of Itron;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Itron or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Itron or any of the Guarantors of Indebtedness of Itron or a Restricted Subsidiary of Itron that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Itron or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by Itron or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance, defease, renew, extend or replace Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (a) $15.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency) and (b) an amount equal to the Foreign Borrowing Base as of the date of such occurrence;

(13) Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Itron (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by Itron); provided, however, that for any such Indebtedness outstanding at any time under this clause (13), in excess of $5.0 million, on the date that such Subsidiary is acquired by Itron, Itron would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

(14) the incurrence by any Outsourcing Project Subsidiary of Indebtedness obtained to finance Outsourcing Projects, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed the greater of (a) $35.0 million at any time outstanding and (b) an amount equal to 10% of Consolidated Tangible Assets; and

(15) the incurrence by Itron or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $20.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Itron will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Itron as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Itron or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination, and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

Itron will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Itron and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

Itron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Sale and Leaseback Transactions

Itron will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Itron or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Itron or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Itron applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Itron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Itron or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Itron or any of its Restricted Subsidiaries;

(2) make loans or advances to Itron or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Itron or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Itron or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, together with such Person’s Subsidiaries; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business as well as Capital Lease Obligations and operating lease obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Itron’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) encumbrances and restrictions contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement; and

(b) such encumbrance or restriction will not materially affect Itron’s ability to pay all principal, interest and premium and Liquidated Damages, if any, on the notes, as determined in good faith by the Board of Directors of Itron; and

(13) restrictions in connection with financing for Outsourcing Projects obtained by Outsourcing Project Subsidiaries.

Merger, Consolidation or Sale of Assets

Itron may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Itron is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Itron and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Itron is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Itron) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Itron) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Itron under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Itron or the Person formed by or surviving any such consolidation or merger (if other than Itron), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Itron may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Itron with an Affiliate solely for the purpose of reincorporating Itron in another jurisdiction; and

(2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Itron and its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

Itron will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Itron (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Itron or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Itron or such Restricted Subsidiary with an unrelated Person; and

(2) Itron delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Itron set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Itron; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Itron or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Itron or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among Itron and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Itron) that is an Affiliate of Itron solely because Itron owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Itron;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Itron to Affiliates of Itron;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;” and

(7) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding.

Business Activities

Itron will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Itron and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

If Itron or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Itron may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Itron and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Itron. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Itron may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Payments for Consent

Itron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Itron will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Itron were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Itron were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Itron’s consolidated financial statements by Itron’s certified independent accountants. In addition, Itron will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Itron is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Itron will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Itron agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Itron’s filings for any reason, Itron will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Itron were required to file those reports with the Commission.

If Itron has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Itron and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Itron.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Itron or any of its Restricted Subsidiaries for 30 days after written notice to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by Itron or any of its Restricted Subsidiaries for 60 days after written notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Itron or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Itron or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) (i) results in the acceleration of such Indebtedness prior to its express maturity and (ii) the obligations that have been accelerated are recourse to Itron or any of its Restricted Subsidiaries,

and, in each case, (A) with respect to any such Indebtedness that is not Indebtedness of an Outsourcing Subsidiary, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness (other than Indebtedness of an Outsourcing Subsidiary) under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more, or (B) with respect to any such Indebtedness of an Outsourcing Subsidiary, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness of an Outsourcing Subsidiary under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by Itron or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) failure by Itron to comply with any material term of the escrow and security agreement that is not cured within 10 days;

(9) the escrow and security agreement or any other security document or any Lien purported to be granted thereby on the escrow account or the cash or Government Securities therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected; and

(10) certain events of bankruptcy or insolvency described in the indenture with respect to Itron or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Itron, any Restricted Subsidiary of Itron that is a Significant Subsidiary or any group of Restricted Subsidiaries of Itron that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Obligations in respect of the Credit Agreement are outstanding or the commitments thereunder have not expired or been terminated, such acceleration will not be effective until the earlier to occur of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by Itron and the administrative agent under the Credit Agreement of written notice of such acceleration.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or premium or Liquidated Damages.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity satisfactory to it or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest or Liquidated Damages (if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security satisfactory to it or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Itron with the intention of avoiding payment of the premium that Itron would have had to pay if Itron then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Itron with the intention of avoiding the prohibition on redemption of the notes prior to May 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Itron is required to deliver to the trustee, within 90 days after the end of each fiscal year, a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Itron is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Itron or any Guarantor, as such, will have any liability for any obligations of Itron or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Itron may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) Itron’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Itron’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Itron may, at its option and at any time, elect to have the obligations of Itron and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Itron must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Itron must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Itron must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Itron has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Itron must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Itron or any Guarantor is a party or by which Itron or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Itron or any of its Subsidiaries is a party or by which Itron or any of its Subsidiaries is bound;

(6) Itron must deliver to the trustee an officers’ certificate stating that the deposit was not made by Itron with the intent of preferring the holders of notes over the other creditors of Itron with the intent of defeating, hindering, delaying or defrauding creditors of Itron or others; and

(7) Itron must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each noteholder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Itron, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Itron’s or a Guarantor’s obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Itron’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Itron, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Itron or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Itron or any Guarantor is a party or by which Itron or any Guarantor is bound;

(3) Itron or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Itron has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Itron must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Itron or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Liquidated Damages

Itron, the Guarantors and the initial purchaser entered into a registration rights agreement pursuant to which Itron and the Guarantors agree to file with the Commission the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, Itron and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

If:

(1) Itron and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any holder of Transfer Restricted Securities notifies Itron prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from Itron or an affiliate of Itron,

then Itron and the Guarantors will file with the Commission a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each note until the earliest to occur of:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

If obligated to file the Shelf Registration Statement, Itron and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

If:

(1) Itron and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) Itron and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Itron and the Guarantors will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.20 per week per $1,000 principal amount of notes.

All accrued Liquidated Damages will be paid by Itron and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of notes will be required to make certain representations to Itron (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Itron and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Itron.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, registration rights agreement and escrow and security agreement without charge by writing to Itron, Inc., 2818 North Sullivan Road, Spokane, Washington 99216, Attention: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Itron of Schlumberger Electricity, Inc., which conducts electricity meter manufacturing and sales operations in the United States, and the electricity meter operations of certain foreign affiliates of Schlumberger Limited in Canada, Mexico, Taiwan and France.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Itron and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Itron’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among Itron and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Restricted Subsidiary of Itron to Itron or to a Restricted Subsidiary of Itron;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business (including, without limitation, sales of products and services through the extension of credit to customers in the ordinary course of business) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 15 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 15 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 15 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within 15 months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Itron and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Itron;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Itron, measured by voting power rather than number of shares; or

(4) Itron consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Itron, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Itron or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Itron outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Itron will be added to Consolidated Net Income to compute Consolidated Cash Flow of Itron only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Itron by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Tangible Assets” means, as of any date:

(1) the amount of property, plant and equipment of Itron and its Restricted Subsidiaries; plus

(2) the amount of current assets of Itron and its Restricted Subsidiaries,

in each case as set forth on such date on Itron’s consolidated balance sheet prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Itron who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2003, by and among Itron, Bear Stearns Corporate Lending Inc., as syndication agent, Wells Fargo Bank, as administrative agent, Bear, Stearns & Co. Inc., as lead arranger, and the other financial institutions party thereto, providing for revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, whether provided under the original Credit Agreement or otherwise and whether Itron or an Affiliate thereof is the borrower.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether with the original agents and lenders or other agents and lenders or otherwise and whether provided under the original debt or commercial paper facility or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness or other amounts outstanding under the Credit Facilities; and

(2) after payment in full in cash of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Itron as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Itron to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Itron may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Itron and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary (other than an Outsourcing Project Subsidiary) of Itron that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Itron.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock) of Itron.

“Existing Indebtedness” means Indebtedness of Itron and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Itron (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed

Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Itron (other than Disqualified Stock) or to Itron or a Restricted Subsidiary of Itron, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Foreign Subsidiaries of Itron as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 65% of the book value of all inventory owned by Foreign Subsidiaries of Itron as of the end of the most recent fiscal quarter preceding such date.

“Foreign Subsidiary” means any Restricted Subsidiary (other than an Outsourcing Project Subsidiary) of Itron that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at Itron’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) Itron’s direct and indirect Domestic Subsidiaries existing on the date of the indenture; and

(2) any other Subsidiary of Itron that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Itron.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds (other than performance bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (without duplication of any other obligations that would constitute Indebtedness);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Itron or any Subsidiary of Itron sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Itron such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Itron, Itron will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Itron’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Itron or any Subsidiary of Itron of a Person that holds an Investment in a third Person will be deemed to be an Investment by Itron or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Itron or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Itron nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Itron or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Itron or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Outsourcing Project” means a project under which an Outsourcing Project Subsidiary operates a meter reading system constructed by Itron or a Subsidiary of Itron consisting of hardware and software within the service territory of a utility or the equivalent and enters into or succeeds to a contract with such Person for the construction or operation of the meter reading system and long-term operations and maintenance thereof for a price to be paid as output is delivered.

“Outsourcing Project Subsidiary” means (1) a wholly-owned special purpose Subsidiary of Itron formed for the purpose of obtaining financing for an Outsourcing Project, and (2) any Subsidiary of Itron whose sole asset is the Capital Stock of any such Subsidiary described in clause (1).

“Permitted Business” means the lines of business conducted by Itron and its Subsidiaries on the date of the indenture and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof;

“Permitted Investments” means:

(1) any Investment in Itron or in a Restricted Subsidiary of Itron;

(2) any Investment in Cash Equivalents;

(3) any Investment by Itron or any Restricted Subsidiary of Itron in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Itron; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Itron or a Restricted Subsidiary of Itron;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Itron;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Itron or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Itron or the Restricted Subsidiary of Itron in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) repurchases of the notes; and

(10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $20.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in Itron or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens securing Obligations in respect of (a) the Credit Agreement or (b) any other Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Itron or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Itron or any Subsidiary of Itron; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Itron or the Subsidiary and proceeds thereof;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Itron or any Subsidiary of Itron; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (4), (14) and (15) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only (a) the assets acquired with or financed by such Indebtedness and proceeds thereof and (b) the Capital Stock of any Outsourcing Project Subsidiary to the extent a pledge of such Capital Stock is required to secure the Indebtedness of such Outsourcing Project Subsidiary obtained to finance its Outsourcing Projects;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement; and

(13) Liens incurred in the ordinary course of business of Itron or any Subsidiary of Itron with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Itron or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Itron or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Itron or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1) all Indebtedness of Itron or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Itron or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Itron;

(2) any intercompany Indebtedness of Itron or any of its Subsidiaries to Itron or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under a Credit Facility will not cease to be Senior Debt as a result of this clause (4) if the lenders or their representative obtained a certificate from an officer of Itron as of the date of the incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of Itron’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of Itron that is designated by the Board of Directors of Itron as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Itron or any Restricted Subsidiary of Itron unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Itron or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Itron;

(3) is a Person with respect to which neither Itron nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Itron or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Itron as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Itron as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Itron will be in default of such covenant. The Board of Directors of Itron may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Itron; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Itron of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

The Global Securities

The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as “global securities.” The global securities will be deposited on the date of the acceptance for exchange of the original notes and the issuance of the exchange notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

Exchange notes that are issued as described below under “Issuance of Certificated Securities” will be issued in the form of registered definitive certificates, known as “certificated securities.” Upon the transfer of certificated securities, such certificated securities may, unless the global securities have previously been exchanged for certificated securities, be exchanged for an interest in the global securities representing the principal amount of exchange notes being transferred as described in the indenture.

Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC.

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of securities are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

The laws of some jurisdictions may require that some types of purchasers of exchange notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in exchange notes represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global security.

We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of securities by, DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the exchange notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the exchange notes, including the global securities, are registered as the owners of the exchange notes for the purpose of receiving payment on the exchange notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Issuance of Certificated Securities

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the exchange notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not timely appointed, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of exchange notes, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below.

This discussion does not describe all the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under United States federal income tax law, such as (1) dealers in securities or currencies, (2) financial institutions, (3) investors in partnerships or other pass-through entities, (4) tax-exempt organizations or pension plans, (5) insurance companies, (6) persons holding notes as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction, (7) United States holders whose “functional currency” is not the U.S. dollar, and (8) certain former citizens or residents of the United States. Furthermore, this discussion does not address alternative minimum taxes or any state, local, foreign or other tax laws. We encourage holders to consult their tax advisors with respect to the United States federal income tax consequences to them of the exchange offer in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws or any applicable tax treaty.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of original notes for exchange notes pursuant to the exchange offer by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (ii) a “plan” described in Section 4975 of the Code, (iii) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (iv) a governmental, foreign or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan.”

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to ERISA (an “ERISA Plan”), and ERISA and the Code prohibit certain transactions involving the assets of a Plan and certain “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code.

In considering whether to invest the assets of any Plan in a note, a fiduciary of a Plan should determine, among other things, whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any Similar Law.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to ERISA or the Code from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and any fiduciary who authorizes such a transaction may be subject to personal liability. In addition, if the Plan involved in a nonexempt prohibited transaction is an individual retirement account or individual retirement annuity (“IRA”), the IRA will lose its tax-exempt status. The acquisition and/or holding of a note by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of a note. These class exemptions include, without limitation, PTCE 84–14, relating to transactions effected by independent qualified professional asset managers; PTCE 90–1, relating to investments by insurance company pooled separate accounts; PTCE 91–38, relating to investments by bank collective investment funds; PTCE 95–60, relating to investments by life insurance company general accounts; and PTCE 96–23, relating to transactions directed by in-house asset managers, although there can be no assurance that the conditions of any such class exemptions (or any other exemption) will be satisfied with respect to any particular transaction involving the notes.

Governmental, foreign and church plans that are subject to Similar Law may purchase or hold a note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Deemed Representation

Because of the foregoing, the notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or a violation of any Similar Law. Accordingly, by its acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a note or (ii) its purchase and holding of a note, throughout the period that it holds such note, will not constitute or result in a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or any provisions of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding a note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of a note.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire exchange notes in the ordinary course of your business, and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

•	our affiliate within the meaning of Rule 405 under the Securities Act, or

•	a broker-dealer that acquired original notes as a result of market-making or other trading activities.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes. A broker-dealer may use this prospectus, as amended or supplemented, in connection with these resales, and all dealers effecting transactions in the exchange notes may be required to deliver a prospectus, as amended or supplemented for 180 days following consummation of the exchange offer. For the 180 days following the consummation of the exchange offer, Itron and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Itron and the subsidiary guarantors have agreed to pay all expenses incident to the exchange offer (including certain expenses of counsel for the initial purchaser) other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Act.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes, or

•	a combination of such methods of resale.

The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the exchange notes being offered hereby will be passed upon for Itron, Inc.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s amended Annual Report on Form 10-K/A for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the method of accounting for goodwill and other intangible assets in 2002 and restatement of the statements of operations for each of the three years in the period ended December 31, 2003 as described in Note 23) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Electricity Products Business of Schlumberger Limited as of December 31, 2003, and 2002, and for each of the three years in the period ended December 31, 2003, included in our Form 8-K/A filed on September 2, 2004, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain assumptions and allocations to form the basis of presentation of the combined financial statements.) thereon included therein and incorporated herein by reference. These combined financial statements are incorporated by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the materials we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at www.sec.gov.

Our website is www.itron.com. We make our annual reports, quarterly reports, current reports ad proxy statements available free of charge on our website as soon as reasonably practicable as we file these reports with the SEC. Information contained on the website is not a part of this prospectus, except as explicitly incorporated by reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information in these documents is considered part of this prospectus.

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2003 filed February 7, 2005;

•	Our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, filed February 7, 2005;

•	Our Current Reports on Form 8-K filed on April 7, 2004, April 15, 2004, April 27, 2004, June 4, 2004, July 15, 2004, July 19, 2004, September 2, 2004, October 1, 2004, October 14, 2004, November 19, 2004 and December 30, 2004.

•	Our Current Reports on Form 8-K/A filed on September 2, 2004 and February 7, 2005 amending our Form 8-K for the purchase of IEM.

In addition, all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by us subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequent filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

Copies of the documents listed above are also available free of charge through our website (www.itron.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. In addition, you can obtain the documents referenced above by contacting us at:

Itron, Inc.

2818 North Sullivan Road

Spokane, Washington 99216-1897

(509) 924-9900

Attn: Investor Relations

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by Itron, Inc.. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Itron, Inc. since the date hereof of this prospectus.

OFFER TO EXCHANGE ITS

7 3/4% Senior Subordinated Notes due 2012

that have been registered under the

Securities Act of 1933, as amended

for any and all of its outstanding

7 3/4% Senior Subordinated Notes due 2012

that were issued and sold in a transaction

exempt from registration

under the Securities Act of 1933, as amended

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•	any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Itron’s restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s restated bylaws, this right to indemnification is a contract right. Itron’s restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Itron’s restated articles of incorporation do not limit indemnification if the director or officer is wholly successful on the merits of the action.

Item 21. Exhibits and Financial Statement Schedules

a) Exhibits

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization between Itron, Inc. and LineSoft Corporation dated February 14, 2002. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated March 1, 2002—File No. 0-22418)

2.2	Agreement and Plan of Merger By and Among Regional Economic Research, Inc., RER Combination, Inc. and Itron, Inc. dated September 9, 2002. (filed as Exhibit 2.2 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

2.3	Combination Agreement By and Among eMobile Data Corporation, Marc Jones, eMD Combination, Inc. and Itron, Inc. dated August 30, 2002. (filed as Exhibit 2.3 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

2.4	Agreement and Plan of Merger By and Among Silicon Energy Corp., Shadow Combination, Inc. and Itron, Inc. dated January 18, 2003 as amended on February 27, 2003 and February 28, 2003. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated March 19, 2003—File No. 0-22418)

2.5	Corrected Schedule 1.1 of First Amendment dated February 27, 2003 of the Agreement and Plan of Merger, by and among Itron, Inc., Shadow Combination, Inc. and Silicon Energy Corp. (filed as Exhibit 2.1.1 to Itron, Inc.’s Report on Form 8-K/A dated March 26, 2003—File No. 0-22418)

2.6	Amended & Restated Purchase Agreement dated July 1, 2004, by and among Itron, Inc., Itron Canada, Inc., Itron France and Schlumberger Electricity, Inc., Schlumberger Technology Corporation, Schlumberger Canada Limited, BVI Holdings Limited, Axalto S.A., Schlumberger B.V. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

3.1	Amended and Restated Articles of Incorporation of Itron, Inc. (filed as Exhibit 3.1 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

3.2	Amended and Restated Bylaws of Itron, Inc. (filed as Exhibit 3.2 to Itron, Inc.’s Quarterly Report on Form 10-Q dated August 12, 2002—File No. 0-22418)

3.3	Bylaws of EMD Holding, Inc.**

3.4	Articles of Incorporation of EMD Holding, Inc.**

3.5	Certificate of Amendment of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.)**

3.6	Bylaws of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.)**

3.7	Certificate of Incorporation of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.) (filed as Exhibit 3.7 to Itron, Inc.’s Report on Form S-4/A dated September 9, 2004—File 333-118782)

3.8	Bylaws of Itron Engineering Services, Inc.**

3.9	Articles of Incorporation of Itron Spectrum Holdings, Inc. (now Itron Engineering Services, Inc.)**

3.10	Articles of Amendment of Itron Spectrum Holdings, Inc. changing its name to Itron Engineering Services, Inc.**

3.11	Bylaws of Itron International, Inc.**

3.12	Certificate of Incorporation of Itron International, Inc.**

4.1	Rights Agreement between Itron, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of December 11, 2002. (filed as Exhibit 4.1 to Itron, Inc.’s Registration of Securities on Form 8-A, filed on December 12, 2002—File No. 0-22418)

4.2	Credit Agreement, dated December 17, 2003, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.1 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.3	First Amendment to Credit Agreement, dated March 15, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.2 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.4	Second Amendment to Credit Agreement, dated May 14, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.3 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.5	Third Amendment to Credit Agreement, dated June 30, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.4 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.6	Form of Itron, Inc.’s 7.75% Exchange Note due 2012.**

4.7	Indenture relating to Itron, Inc.’s 7.75% Senior Subordinated Notes due 2012, dated as of May 10, 2004.**

4.8	Registration Rights Agreement among Itron, Inc. domestic subsidiaries listed on Schedule I thereto and Bear, Stearns & Co. Inc., dated May 10, 2004. (filed as Exhibit 4.8 to Itron, Inc.’s Report on Form S-4/A dated September 9, 2004—File No. 333-118782)

5.1	Opinion of Perkins Coie LLP as to the legality of the Exchange Notes issued by Itron, Inc.**

8.1	Opinion of Perkins Coie LLP, special tax counsel, as to certain U.S. federal income tax matters.**

10.1	Form of Change of Control Agreement between Itron, Inc. and certain of its executive officers. (filed as Exhibit 10.1 to Itron, Inc.’s Report on Form 10-K dated March 26, 2000—File No. 0-22418)

10.2	Schedule of certain executive officers who are parties to Change of Control Agreements (see Exhibit 10.1 hereto) with Itron, Inc.**

10.3	Amended and Restated 2000 Stock Incentive Plan. (filed as Appendix A to Itron, Inc.’s designated Proxy Statement dated April 21, 2003 for its meeting of shareholder’s held on May 23, 2003—File No. 0-22418)

10.4	Amended and Restated Stock Option Grant Program for Non-employee Directors under the Itron, Inc. 2000 Stock Incentive Plan. (filed as Exhibit 10.22 to Itron, Inc.’s Report on Form 10-K dated March 28, 2002—File No. 0-22418)

10.5	Executive Deferred Compensation Plan.* (filed as Exhibit 10.12 to Itron, Inc.’s Registration Statement on Form S-1 (Registration #33-49832), as amended, filed on July 22, 1992)

10.6	Form of Indemnification Agreements between Itron, Inc. and certain directors and officers. (filed as Exhibit 10.9 to Itron, Inc.’s Report on Form 10-K dated March 26, 2000—File No. 0-22418)

10.7	Schedule of directors and executive officers who are parties to Indemnification Agreements (see Exhibit 10.6 hereto) with Itron, Inc.**

10.8	Agreement dated December 24, 2004 between Itron, Inc. and David G. Remington (filed as Exhibit 10.1 to Itron, Inc.’s Current Report on Form 8-K dated December 30, 2004—File No. 0-22418)

10.9	Office Lease between Itron, Inc. and Woodville Leasing Inc. dated October 4, 1993. (filed as Exhibit 10.24 to Itron, Inc.’s Report on Form 10-K filed on March 30, 1994—File No. 0-22418)

10.10	Asset Purchase Agreement between Itron, Inc. and DataCom Information Systems, LLC (e.g. an affiliate of Duquesne Light Company) dated March 30, 2000. (filed as Exhibit 10.19 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 12, 2000—File No. 0-22418)

10.11	Amended and Restated Warranty and Maintenance Agreement between Itron, Inc. and Duquesne Light Company dated May 1, 2003. (filed as Exhibit 10.13 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 9, 2003—File No. 0-22418)

10.12	Contribution Agreement between Itron, Inc. and Servatron, Inc. dated May 15, 2000. (filed as Exhibit 10.22 to Itron, Inc.’s Quarterly Report on Form 10-Q dated August 14, 2000—File No. 0-22418)

10.13	2002 Employee Stock Purchase Plan. (filed as Appendix B to Itron, Inc.’s designated Proxy Statement dated April 16, 2002 for its annual meeting of shareholders held on May 24, 2002—File No. 0-22418)

10.14	Credit Agreement among Itron, Inc., the lenders listed and Wells Fargo Bank, National Association dated March 4, 2003. (filed as Exhibit 4.1 to Itron, Inc.’s Report on Form 8-K dated March 19, 2003—File No. 0-22418)

10.15	First Amendment to Credit Agreement dated March 20, 2003 and entered into by and among Itron, Inc., the lenders listed, LaSalle Bank, N.A., KeyBank N.A. and Wells Fargo Bank, N.A., and is made with reference to the Credit Agreement dated March 4, 2003. (filed as Exhibit 10.18 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 9, 2003—File No. 0-22418)

10.16	Second Amendment to Credit Agreement dated October 23, 2003 and entered into by and among Itron, Inc., the lenders listed, LaSalle Bank, N.A., KeyBank N.A. and Wells Fargo Bank, N.A., and is made with reference to the Credit Agreement dated March 4, 2003. (filed as Exhibit 10.19 to Itron, Inc.’s Quarterly Report on Form 10-Q dated November 13, 2003—File No. 0-22418)

10.17	Credit Agreement among Itron, Inc., several lenders from time to time parties hereto, Bear Stearns Corporate Lending, Inc. and Wells Fargo Bank, National Association dated December 17, 2003. (filed as Exhibit 10.17 to Itron, Inc.’s Annual Report on Form 10-K dated March 12, 2004—File No. 0-22418)

10.19	Interest Rate Swap Transaction Agreement among Itron, Inc. and U.S. Bank National Association dated September 29, 2004 (filed as Exhibit 10.1 to Itron, Inc.’s Current Report on Form 8-K dated October 1, 2004—File No. 0-22418)

10.20	Rate Cap Transaction Agreement among Itron, Inc. and KeyBank National Association dated September 29, 2004 (filed as Exhibit 10.2 to Itron, Inc.’s Current Report on Form 8-K dated October 1, 2004—File No. 0-22418)

12.1	Statement re Computation of Ratios.

21.1	Subsidiaries of Itron, Inc.**

23.1	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP.

23.3	Consent of Perkins Coie, LLP. (included in Exhibit 5.1 and Exhibit 8.1)

24.1	Power of Attorney. (contained on signature page)**

25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas to act as trustee under the indenture.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Letter to Depository Trust Company Participants.**

99.4	Form of Letter to Clients.**

*	Management contract or compensatory plan or arrangement.
**	Previously filed on Form S-4 dated September 3, 2004.
†	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, or the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 7th day of February, 2005.

ITRON, INC.

/s/ STEVEN M. HELMBRECHT
Steven M. Helmbrecht Sr. Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 7th day of February, 2005.

Signature	Title
/S/ LEROY D. NOSBAUM LeRoy D. Nosbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

ROBERT D. NEILSON* Robert D. Neilson	President and Chief Operating Officer and Director

/S/ STEVEN M. HELMBRECHT Steven M. Helmbrecht	Sr. Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

MICHAEL B. BRACY* Michael B. Bracy	Director

TED C. DEMERRITT* Ted C. DeMerritt	Director

JON E. ELIASSEN* Jon E. Eliassen	Director

THOMAS S. FOLEY* Thomas S. Foley	Director

THOMAS S. GLANVILLE* Thomas S. Glanville	Director

SHARON L. NELSON* Sharon L. Nelson	Director

MARY ANN PETERS* Mary Ann Peters	Director

GRAHAM M. WILSON* Graham M. Wilson	Director

*By:	/S/ LEROY D. NOSBAUM
LeRoy D. Nosbaum Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 7th day of February, 2005.

ITRON INTERNATIONAL, INC.

By:	/s/ STEVEN M. HELMBRECHT
Name:	Steven M. Helmbrecht
Title:	Vice President & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 7th day of February, 2005.

Signature	Title
/S/ ROBERT D. NEILSON Robert D. Neilson	President and Director (Principal Executive Officer)

/s/ STEVEN M. HELMBRECHT Steven M. Helmbrecht	Treasurer and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 7th day of February, 2005.

ITRON ENGINEERING SERVICES, INC.

By:	/s/ STEVEN M. HELMBRECHT
Name:	Steven M. Helmbrecht
Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 7th day of February, 2005.

Signature		Title
/S/ ROBERT D. NEILSON Robert D. Neilson		President and Director (Principal Executive Officer)

/s/ STEVEN M. HELMBRECHT Steven M. Helmbrecht		Treasurer (Principal Accounting and Financial Officer)

MICHAEL PENBERTHY* Michael Penberthy		Director

*By:	/S/ ROBERT D. NEILSON
Robert D. Neilson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 7th day of February, 2005.

EMD HOLDING, INC.

By:	/s/ ROBERT D. NEILSON
Name:	Robert D. Neilson
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 7th day of February, 2005.

Signature	Title

/S/ ROBERT D. NEILSON Robert D. Neilson	President and Director (Principal Executive Officer)

/s/ STEVEN M. HELMBRECHT Steven M. Helmbrecht	Vice President, Treasurer and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 7th day of February, 2005.

ITRON ELECTRICITY METERING, INC.

By:	/s/ MALCOLM UNSWORTH
Name:	Malcolm Unsworth
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 7th day of February, 2005.

Signature	Title

/S/ MALCOLM UNSWORTH Malcolm Unsworth	President (Principal Executive Officer)

/s/ STEVEN M. HELMBRECHT Steven M. Helmbrecht	Vice President, Treasurer and Director (Principal Accounting and Financial Officer)

/s/ ROBERT D. NEILSON Robert D. Neilson	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization between Itron, Inc. and LineSoft Corporation dated February 14, 2002. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated March 1, 2002—File No. 0-22418)

2.2	Agreement and Plan of Merger By and Among Regional Economic Research, Inc., RER Combination, Inc. and Itron, Inc. dated September 9, 2002. (filed as Exhibit 2.2 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

2.3	Combination Agreement By and Among eMobile Data Corporation, Marc Jones, eMD Combination, Inc. and Itron, Inc. dated August 30, 2002. (filed as Exhibit 2.3 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

2.4	Agreement and Plan of Merger By and Among Silicon Energy Corp., Shadow Combination, Inc. and Itron, Inc. dated January 18, 2003 as amended on February 27, 2003 and February 28, 2003. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated March 19, 2003—File No. 0-22418)

2.5	Corrected Schedule 1.1 of First Amendment dated February 27, 2003 of the Agreement and Plan of Merger, by and among Itron, Inc., Shadow Combination, Inc. and Silicon Energy Corp. (filed as Exhibit 2.1.1 to Itron, Inc.’s Report on Form 8-K/A dated March 26, 2003—File No. 0-22418)

2.6	Amended & Restated Purchase Agreement dated July 1, 2004, by and among Itron, Inc., Itron Canada, Inc., Itron France and Schlumberger Electricity, Inc., Schlumberger Technology Corporation, Schlumberger Canada Limited, BVI Holdings Limited, Axalto S.A., Schlumberger B.V. (filed as Exhibit 2.1 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

3.1	Amended and Restated Articles of Incorporation of Itron, Inc. (filed as Exhibit 3.1 to Itron, Inc.’s Report on Form 10-K dated March 27, 2003—File No. 0-22418)

3.2	Amended and Restated Bylaws of Itron, Inc. (filed as Exhibit 3.2 to Itron, Inc.’s Quarterly Report on Form 10-Q dated August 12, 2002—File No. 0-22418)

3.3	Bylaws of EMD Holding, Inc.**

3.4	Articles of Incorporation of EMD Holding, Inc.**

3.5	Certificate of Amendment of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.)**

3.6	Bylaws of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.)**

3.7	Certificate of Incorporation of Schlumberger Electricity, Inc. (now Itron Electricity Metering, Inc.) (filed as Exhibit 3.7 to Itron, Inc.’s Report on Form S-4/A dated September 9, 2004—File 333-118782)

3.8	Bylaws of Itron Engineering Services, Inc.**

3.9	Articles of Incorporation of Itron Spectrum Holdings, Inc. (now Itron Engineering Services, Inc.)**

3.10	Articles of Amendment of Itron Spectrum Holdings, Inc. changing its name to Itron Engineering Services, Inc.**

3.11	Bylaws of Itron International, Inc.**

3.12	Certificate of Incorporation of Itron International, Inc.**

4.1	Rights Agreement between Itron, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of December 11, 2002. (filed as Exhibit 4.1 to Itron, Inc.’s Registration of Securities on Form 8-A, filed on December 12, 2002—File No. 0-22418)

4.2	Credit Agreement, dated December 17, 2003, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.1 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.3	First Amendment to Credit Agreement, dated March 15, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.2 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.4	Second Amendment to Credit Agreement, dated May 14, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.3 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.5	Third Amendment to Credit Agreement, dated June 30, 2004, by and among Itron, Inc. and Bear Stearns Corporate Lending Inc. as Syndication Agent and Wells Fargo Bank, National Association, as Administrative Agent. (filed as Exhibit 4.4 to Itron, Inc.’s Report on Form 8-K dated July 15, 2004—File No. 0-22418)

4.6	Form of Itron, Inc.’s 7.75% Exchange Note due 2012.**

4.7	Indenture relating to Itron, Inc.’s 7.75% Senior Subordinated Notes due 2002, dated as of May 10, 2004.**

4.8	Registration Rights Agreement among Itron, Inc. domestic subsidiaries listed on Schedule I thereto and Bear, Stearns & Co. Inc. dated May 10, 2004. (filed as Exhibit 4.8 to Itron, Inc.’s Report on Form S-4/A dated September 9, 2004—File No. 333-118782)

5.1	Opinion of Perkins Coie LLP as to the legality of the Exchange Notes issued by Itron, Inc.**

8.1	Opinion of Perkins Coie LLP, special tax counsel, as to certain U.S. federal income tax matters.**

10.1	Form of Change of Control Agreement between Itron, Inc. and certain of its executive officers. (filed as Exhibit 10.1 to Itron, Inc.’s Report on Form 10-K dated March 26, 2000—File No. 0-22418)

10.2	Schedule of certain executive officers who are parties to Change of Control Agreements (see Exhibit 10.1 hereto) with Itron, Inc.**

10.3	Amended and Restated 2000 Stock Incentive Plan. (filed as Appendix A to Itron, Inc.’s designated Proxy Statement dated April 21, 2003 for its meeting of shareholder’s held on May 23, 2003—File No. 0-22418)

10.4	Amended and Restated Stock Option Grant Program for Non-employee Directors under the Itron, Inc. 2000 Stock Incentive Plan. (filed as Exhibit 10.22 to Itron, Inc.’s Report on Form 10-K dated March 28, 2002—File No. 0-22418)

10.5	Executive Deferred Compensation Plan.* (filed as Exhibit 10.12 to Itron, Inc.’s Registration Statement on Form S-1 (Registration #33-49832), as amended, filed on July 22, 1992)

10.6	Form of Indemnification Agreements between Itron, Inc. and certain directors and officers. (filed as Exhibit 10.9 to Itron, Inc.’s Report on Form 10-K dated March 26, 2000—File No. 0-22418)

10.7	Schedule of directors and executive officers who are parties to Indemnification Agreements (see Exhibit 10.6 hereto) with Itron, Inc.**

10.8	Agreement dated December 24, 2004 between Itron, Inc. and David G. Remington (filed as Exhibit 10.1 to Itron, Inc.’s Current Report on Form 8-K dated December 30, 2004—File No. 0-22418)

10.9	Office Lease between Itron, Inc. and Woodville Leasing Inc. dated October 4, 1993. (filed as Exhibit 10.24 to Itron, Inc.’s Report on Form 10-K filed on March 30, 1994—File No. 0-22418)

10.10	Asset Purchase Agreement between Itron, Inc. and DataCom Information Systems, LLC (e.g. an affiliate of Duquesne Light Company) dated March 30, 2000. (filed as Exhibit 10.19 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 12, 2000—File No. 0-22418)

10.11	Amended and Restated Warranty and Maintenance Agreement between Itron, Inc. and Duquesne Light Company dated May 1, 2003. (filed as Exhibit 10.13 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 9, 2003—File No. 0-22418)

10.12	Contribution Agreement between Itron, Inc. and Servatron, Inc. dated May 15, 2000. (filed as Exhibit 10.22 to Itron, Inc.’s Quarterly Report on Form 10-Q dated August 14, 2000—File No. 0-22418)

10.13	2002 Employee Stock Purchase Plan. (filed as Appendix B to Itron, Inc.’s designated Proxy Statement dated April 16, 2002 for its annual meeting of shareholders held on May 24, 2002—File No. 0-22418)

10.14	Credit Agreement among Itron, Inc., the lenders listed and Wells Fargo Bank, National Association dated March 4, 2003. (filed as Exhibit 4.1 to Itron, Inc.’s Report on Form 8-K dated March 19, 2003—File No. 0-22418)

10.15	First Amendment to Credit Agreement dated March 20, 2003 and entered into by and among Itron, Inc., the lenders listed, LaSalle Bank, N.A., KeyBank N.A. and Wells Fargo Bank, N.A., and is made with reference to the Credit Agreement dated March 4, 2003. (filed as Exhibit 10.18 to Itron, Inc.’s Quarterly Report on Form 10-Q dated May 9, 2003—File No. 0-22418)

10.16	Second Amendment to Credit Agreement dated October 23, 2003 and entered into by and among Itron, Inc., the lenders listed, LaSalle Bank, N.A., KeyBank N.A. and Wells Fargo Bank, N.A., and is made with reference to the Credit Agreement dated March 4, 2003. (filed as Exhibit 10.19 to Itron, Inc.’s Quarterly Report on Form 10-Q dated November 13, 2003—File No. 0-22418)

10.17	Credit Agreement among Itron, Inc., several lenders from time to time parties hereto, Bear Stearns Corporate Lending, Inc. and Wells Fargo Bank, National Association dated December 17, 2003. (filed as Exhibit 10.17 to Itron, Inc.’s Annual Report on Form 10-K dated March 12, 2004—File
No. 0-22418)

10.19	Interest Rate Swap Transaction Agreement among Itron, Inc. and U.S. Bank National Association dated September 29, 2004 (filed as Exhibit 10.1 to Itron. Inc.’s Current Report on Form 8-K dated October 1, 2004—File 0-22418)

10.20	Rate Cap Transaction Agreement among Itron, Inc. and KeyBank National Association dated September 29, 2004 (filed as Exhibit 10.2 to Itron, Inc.’s Current Report on Form 8-K dated October 1, 2004—File No. 0-22418)

12.1	Statement re Computation of Ratios.

21.1	Subsidiaries of the Registrant.**

23.1	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP.

23.3	Consent of Perkins Coie, LLP. (included in Exhibit 5.1 and Exhibit 8.1)

24.1	Power of Attorney. (contained on signature page)**

25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas to act as trustee under the indenture.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Letter to Depository Trust Company Participants.**

99.4	Form of Letter to Clients.**

*	Management contract or compensatory plan or arrangement.
**	Previously filed on Form S-4 dated September 3, 2004.
†	To be filed by amendment.